Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-106949 and 333-116668, as amended, on Form S-3 and in Registration Statement No. 333-31709, 333-31721, 333-31723, 333-31727, 333-81844, 333-81858, 333-106620, 333-118731, 333-125082 and 333-129032 on Form S-8 of Valero Energy Corporation and subsidiaries of our reports dated March 1, 2005, relating to the financial statements and financial statement schedules of Premcor Inc. and The Premcor Refining Group Inc. as of and for the year ended December 31, 2004, appearing in this Current Report on Form 8-K/A of Valero Energy Corporation.
/s/ Deloitte & Touche LLP
Stamford, CT
November 14, 2005